EXHIBIT 3.1(B)

                 ARTICLES OF AMENDMENT (SECOND) TO THE RESTATED
                 ARTICLES OF INCORPORATION OF U.S. ENERGY CORP.
                TO ESTABLISH SERIES A CONVERTIBLE PREFERRED STOCK

         By authority of Article IV of the existing Restated Articles of Incorporation of U.S. Energy Corp. (the "Corporation"), and section 17-16-602(a) of the Wyoming Business Corporation Act (the "WBCA"), the board of directors of the Corporation has determined the preferences, limitations and relative rights of the Series A Convertible Preferred Stock (the "series A stock"). These Articles of Amendment shall amend the Articles of Amendment filed June 8, 2000, nunc pro tunc, by authority of the board of directors acting through the Chief Executive Officer to correct certain minor inconsistencies in the original filing of the June 8, 2000 Articles of Amendment.

         These Articles of Amendment are filed by the Corporation under section 17-16-1006 of the WBCA:

         (I)      The name of the Corporation is U.S. Energy Corp.

         (II)     The terms of the series A stock are:

                  (A) Reserved Shares and Issue Price. There are reserved for issuance 1,000 shares of series A stock, to be sold for $10,000.00 per share, and 2,000,000 shares of common stock for issuance if all the authorized series A stock is sold and later converted to common stock of the Corporation. The conversion rate is stated in (D) below.

                  (B) Voting Rights. No voting rights for the series A stock are created by the Corporation. The series A stock does not have voting rights except as may be granted to the holders by the WBCA.

                  (C) Dividends. The outstanding shares of series A stock shall accrue, and the Corporation shall pay within five business days after the end of each fiscal quarter (on a June 1 to May 31 fiscal year), dividends at an annual rate of 7.5%. Dividends shall be paid in cash or in conversion shares as provided in this subsection (C). Unpaid dividends shall bear interest at an annual rate of 10%. On the conversion date (defined below), all accrued unpaid dividends shall be paid in cash, or at the election of the holder in shares of common stock of the Corporation or its subsidiary Rocky Mountain Gas, Inc. ("RMG").

                           Payment of accrued dividends shall be subject to sections 17-16-640(c) and (g) of the WBCA


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U.S. Energy Corp.
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                  (D)      Conversion.  Each  share of  series A stock  shall be
                           converted   into  shares  of  common   stock  of  the
                           Corporation, or of Rocky Mountain Gas, Inc. (RMG), held by the Corporation, on the conversion date. The conversion shall be mandatory and shall cover all series A shares owned by the holder, however, the holder may elect to have some series A shares
                           converted   into  shares  of  common   stock  of  the
                           Corporation  and some series A shares  converted into
                           shares   of   common   stock   of  RMG  held  by  the
                           Corporation.   Conversion   shall  be  fixed  at  the
                           conversion rate in effect as of the conversion date, as provided below. The holder shall have the right to
                           give  written  notice  to  the   Corporation  of  the
                           allocation   of   conversion   shares   between   the
                           Corporation and RMG shares held by the Corporation, which notice must be received on or before the one month anniversary of the conversion date.

                           The conversion rate shall be for shares:

                                    Of RMG, which will be out of the RMG shares owned by the Corporation, one share for each $3.00 originally paid to purchase the series A stock from the Corporation, plus each added $3.00 of accrued unpaid interest on the original series A investment.

                                    Of the Corporation, that number of shares as
                                    equals   the  amount   originally   paid  to
                                    purchase   the   series  A  stock  from  the
                                    Corporation,  divided by the average closing
                                    price  of  the   Corporation's   shares   as
                                    reported in any trading market for the 10 trading days preceding the conversion date.

                           For purposes of this Amendment to the Restated Articles of Incorporation, "conversion date" means the first to occur of (1) that date when RMG is duly registered with the United States Securities and Exchange Commission ("SEC") under section 12(g) of the Securities Act of 1934 (the "1934 Act"); or (2) the second annual anniversary of the date when the original holder bought the series A stock directly from the Corporation.

                  (E) Corporation's Right to Purchase After Conversion. For 24 months after conversion date, the holder shall give written notice to the Corporation at least 10 calendar days before the date the holder intends to sell conversion shares. For the 10 calendar days following receipt of notice, the Corporation shall have the right to purchase some or all of the conversion shares (either of the Corporation or of RMG), for cash, at a price equal to the average closing price of the shares as reported in any trading market for the 10 trading days preceding the Corporation's written notice of election to

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                           purchase  sent to the  holder on or before  the tenth
                           calendar day after receipt by the Corporation of notice from the holder.

                  (F) Registration Rights. The Corporation will use its best efforts, and/or will cause RMG to use its best efforts, to file with and have declared effective by the SEC, a registration statement under the 1933 Act covering the resale to the public of the conversion shares, as soon as is practicable after the conversion date. The Corporation and/or RMG shall pay all costs and fees associated with such filings and related blue sky law approvals.

         (III)    This   second   Amendment   to  the   Restated   Articles   of
                  Incorporation was adopted as of May 30, 2000.

         (IV) This (Second) amendment was duly adopted and authorized by the board of directors of U.S. Energy Corp.

                                            U.S. Energy Corp.


ATTEST:

                                                /s/    John L.  Larsen
                                            ------------------------------------
                                            John L. Larsen, Chairman and Chief
                                            Executive Officer
   /s/   Daniel P.  Svilar
---------------------------------------
Daniel P. Svilar, Assistant Secretary

                                                June 27, 2000
                                            ------------------------------------
                                            Date

    June 27, 2000
---------------------------------------
Date

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